                                        EX10.1

SEPARATION AND RELEASE AGREEMENT
1.Parties and Background. This Separation and Release Agreement (“Agreement”) among you, Michael Abbott (“You”, “you” or “your”), Owlet, Inc. (“Parent”) and Owlet Baby Care, Inc. (“Owlet”) is entered into effective as of the eighth (8th) day following the date you sign this Agreement (the “Effective Date”). Your employment with Owlet will end on the Separation Date (as defined below), and you and Owlet want to end the employment relationship amicably and establish the obligations of the parties, including all amounts due and owing to you.
2.Separation Date. You acknowledge that your last day of employment with Owlet will be September 1, 2022 (the “Separation Date”). Your status as a director and officer of each of Parent and Owlet, and as a director and officer of each of their subsidiaries, will end effective as of the Separation Date. You hereby agree to execute such further documents as shall be determined by Owlet as necessary or desirable to give effect to the termination of your status as a director and officer of Parent and Owlet and as a director and/or officer of each of their subsidiaries as of the Separation Date; provided that such documents shall not be inconsistent with any of the terms of this Agreement.
3.Accrued Obligations. As soon as administratively practicable on or after the Separation Date, Owlet will pay you all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. Owlet will also reimburse you for all outstanding business expenses incurred prior to the Separation Date that are consistent with Owlet’s policies in effect from time to time, subject to Owlet’s requirements with respect to reporting and documenting such expenses. You are entitled to these payments regardless of whether you execute this Agreement.
4.Transition Support. Between your execution of this Agreement and the Separation Date, you shall perform such reasonable and appropriate tasks as shall be assigned to you by Owlet. In consideration of the separation benefits outlined in Paragraph 5 below, you agree to assist Owlet as reasonably requested by the Chief Executive Officer with transitioning your teams, projects and knowledge related to business matters after the Separation Date, for no longer than three (3) months after your Separation Date, in amount not to exceed ten (10) hours a month during that time.
5.Separation Benefits and Acknowledgements. If (i) you sign this Agreement no later than twenty-one (21) days after you receive this Agreement and do not revoke this Agreement within seven (7) days after signing it, (ii) if the Effective Date is prior to the Separation Date, sign the general release of claims attached hereto as Exhibit A (the “Release”) no later than twenty-one (21) days after the Separation Date and do not revoke the Release within seven (7) days after signing it, (iii) refrain from selling any shares of Parent common stock until April 15, 2023 and refrain from selling more than 100,000 shares of Parent common stock in any monthly period prior to July 15, 2023 and (iv) you continue to comply with the terms of this Agreement and that certain Proprietary Information and Inventions Agreement between you and Owlet (the “Confidentiality Agreement”), you will receive the following separation benefits:
●During the period beginning on the Separation Date and ending on the first anniversary thereof, Owlet shall continue to pay your base salary at the current rate, for an aggregate total of $475,000, minus applicable federal and state withholding taxes, in accordance with Owlet’s usual payroll practice. Owlet will begin making these payments on the first regular payroll date which occurs at least ten (10) business days after the Effective Date of this Agreement, with the first installment including any amounts that would have been paid had this Agreement been effective and irrevocable on the Separation Date.
●The vesting and exercisability of the unvested portion of each option to purchase shares of Parent common stock granted to you on March 19, 2018, March 23, 2020, and January 24, 2021, as assumed by Parent (each, an “Option”) shall fully accelerate and become fully vested and exercisable as of the Separation Date. Each Option shall remain outstanding and exercisable through the earliest of (a) the third anniversary of the Separation Date, (b) the date of a Change in Control (as defined in Parent’s 2021 Incentive Award Plan) or (c) the original expiration date thereof.

●Of the restricted stock units (“RSUs”) of Parent held by you that are outstanding and unvested as of the Separation Date, the vesting of 131,579 RSUs shall fully accelerate and such RSUs shall become fully vested as of the Separation Date, provided, that the underlying shares of Parent common stock shall not be issued to you until March 15, 2023. The remaining Parent RSUs held by you as of the Separation Date shall thereupon terminate.
●If you are eligible for and timely elect Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Owlet shall pay the full cost of your coverage at the applicable rate for a period of twelve (12) months beginning September 1, 2022 and ending August 31, 2023 following your execution of this Agreement, or until any earlier date on which you become eligible for medical, dental, and vision coverage through another entity. You agree to promptly notify Owlet should you become eligible for medical, dental, and vision coverage through another entity, after which time payment under this section shall cease and you will be responsible for paying the full cost of your coverage for the remaining portion of the COBRA period. If you fail to complete the appropriate COBRA paperwork and your insurance coverage lapses as a result, you agree that you will not hold Owlet liable for any benefit coverage or benefits lost, or for any other damages that may result. If you have any questions regarding your insurance coverage, you understand that you should contact peoplesupport@owletcare.com.
You agree that the payments provided by this paragraph are not required under Owlet’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. You acknowledge and agree that the payments referenced in this paragraph constitute adequate and valuable consideration for the promises contained in this Agreement and the release of claims in Paragraph 7. You also acknowledge that the payment and arrangements in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with Owlet and the termination thereof.
You understand that the separation benefits in this paragraph are conditioned on you (i) signing this Agreement no later than twenty-one (21) days after you receive this Agreement and not revoking this Agreement within seven (7) days after signing it, (ii), if the Effective Date is prior to the Separation Date, signing the Release no later than twenty-one (21) days after the Separation Date and not revoking the Release within seven (7) days after signing it, (iii) refraining from selling any shares of Parent common stock until permitted under this Agreement and (iv) you continue to comply with the terms of this Agreement and the Confidentiality Agreement.
6.Public Communications. In the event you sign this Agreement, and do not revoke it, then, subject to applicable law, public disclosure regarding this Agreement and the separation of your employment with Owlet shall be as mutually agreed between you and Owlet.
7.General Release. In exchange for the separation benefits described in Paragraph 5 above, you, on behalf of yourself, your heirs, assigns, executors, administrators, trusts, spouse and estate, are hereby waiving and releasing the “Released Parties” (defined below) from any and all known or unknown claims and causes of action you have or may have, as of the day you sign this Agreement, arising out of your employment with Owlet, including your separation from employment. The claims you are releasing include, but are not limited to, the following:
●claims, actions, causes of action, rights, or liabilities arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Lilly Ledbetter Fair Pay Act, the Utah Antidiscrimination Act, the Utah Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Employment Selection Procedures Act, the Utah Occupational Safety and Health Act; the employment and civil rights laws of Utah, and any other federal, state, county, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, height, weight, retaliation, and veteran status);
●claims, actions, causes of action, rights, or liabilities arising under any other federal, state, county, municipal, or local statute, law, ordinance, or regulation;
●all claims that you have been adversely affected by a discriminatory pay decision or other discriminatory practice, including claims that compensation you received has been reduced because of discrimination based on gender, race, national origin, age, or disability, as well as any claim that the gross severance amount referenced in Paragraph 5 above has been reduced because of such discrimination;
●all claims to any payment or regarding the calculation of your payment under any bonus, incentive compensation, or vacation program offered by Owlet;
●any rights to become a member of any class in a case in which claims are asserted against Owlet that relate in any way to your employment or your separation from employment with Owlet. If you are made a member of a class in any proceeding, you will opt out of the class at the first opportunity (and/or not opt in);
●any other claim whatsoever including, but not limited to, claims for severance pay, breach of contract, promissory estoppel, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence, bad faith, plus any other common law, statutory, or other claim whatsoever arising out of or relating to your employment with and separation from employment with Owlet or any other Released Parties; and
●any right to recovery of any remedy (including, but not limited to, costs or attorney fees) obtained by any government agency that assumes jurisdiction over any claim, action, cause of action, right, or liability that is released by this Agreement.
8.Exclusions From General Release. Excluded from the General Release above are: (i) any claims which you may make under state workers’ compensation or unemployment laws; and (ii) ANY RIGHTS WHICH BY LAW YOU CANNOT WAIVE, such as but not limited to the right to enforce this Agreement or to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement (including the Non-Disclosure of Confidential Information and Non-Disparagement provisions in Paragraphs 13 and 15) does not limit your ability to (i) initiate, testify, assist, comply with a subpoena from or participate in any manner with an investigation conducted by the appropriate local, state, or federal agency; or (ii) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; or (iii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Owlet. This Agreement also does not limit your rights to receive an award for information provided to any Government Agency.
9.Released Parties. The term “Released Parties” includes Owlet and Owlet’s past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind. The term “Released Parties” also includes Owlet’s parent, subsidiary, and affiliated companies and their past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind.

10.Employee Acknowledgments. You also agree that you: (i) have been paid all monies owed for all hours worked through the last payroll period ending before you sign this Agreement; (ii) have been paid for all vacation through the last payroll period that ended before you sign this Agreement; (iii) have received all Family Medical Leave Act leave or other leave which you requested and for which you were eligible under law and/or Owlet policy; (iv) have not suffered any on-the-job injury for which you have not already filed a claim; and (v) have communicated in writing to Owlet management any facts, theories, or other information which you believe show or may show that Owlet or its representatives have violated federal, state, or local tax law, or any other law.
11.Return of Employer Property. On or within five (5) business days of your Separation Date, you must return to Owlet all Owlet property in your possession or control, including, but not limited, to credit/calling cards, cell phone, laptop computer, information technology equipment, pager, pda/Blackberry, mobile phone, parking tag, documents, and records. You further agree that you will not keep, transfer, or use any copies or excerpts of the above items and the payment of any separation benefits under Paragraph 5 above shall be conditioned upon such return of Owlet property.
12.Cessation of Benefits. Except as expressly provided otherwise in this Agreement, all of your Owlet employee benefits shall cease upon your Separation Date, with the exception of approved disability benefits, which may continue, consistent with the terms of Owlet’s disability benefit plan(s). You will be eligible to elect continued health insurance coverage under COBRA if you have chosen benefits under Owlet’s plans.
13.Non-Disclosure of Confidential Information. You hereby reaffirm your continuing obligations under the Confidentiality Agreement. You acknowledge and agree that the benefits provided in Paragraph 5 above shall be subject to your compliance with your continuing obligations under the Confidentiality Agreement. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement, you shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
14.Cooperation in Future Legal Matters. You further agree, from and after your Separation Date, to make yourself available to Owlet and Parent, their legal counsel, and other advisors to provide reasonable cooperation and assistance to Owlet with respect to areas and matters in which you were involved during your employment, including any threatened or actual investigation, regulatory matter, and/or litigation concerning Owlet or Parent, and to provide to Owlet and Parent, if requested, information and other assistance relating to ongoing matters of interest to Owlet and Parent. Barring a legal prohibition to the contrary, you further agree to notify Owlet and Parent immediately if you are contacted by any third party related to such threatened or actual investigation, regulatory matter, and/or litigation concerning Owlet or Parent. In these events, Owlet will take into consideration your personal and business commitments, give you as much advance notice as is reasonably possible, and ask that you be available only at such time or times as are reasonably convenient to you and Owlet. Owlet agrees to reimburse you for the reasonable out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to Owlet of documentation substantiating such expenses as Owlet may require.
15.Mutual Non-Disparagement. You agree that, subject to Paragraph 8 of this Agreement, from the date on which you sign this Agreement forward, you shall not take any actions or make any verbal or written statements to the public, future employers, current, former, or future employees of Owlet, or any other third party which may reflect negatively on Owlet, its affiliates, or its or their officers, directors, managers, employees, products, services, or business practices, except as may be permitted by law. You also represent and warrant that you have not taken any such actions or made any such statements up until the date on which you sign this Agreement. Owlet and Parent agree that, subject to applicable law, from the date on which this Agreement was delivered to you, Owlet and Parent shall not, and shall instruct their officers and directors to not, take any actions or make any verbal or written statements to the public, future employers, current, former, or future employees of Owlet, or any other third party which may reflect negatively on you. Owlet and Parent represent and warrant that they have not taken any such actions or made any such statements up until the date this Agreement was delivered to you.

16.Non-Admissions. The fact and terms of this Agreement are not an admission by Owlet of liability or other wrongdoing under any law or otherwise.
17.Additional Employee Acknowledgments. You also agree that:
●you are entering into this Agreement knowingly and voluntarily;
●you have been advised by this Agreement to consult with an attorney before signing this Agreement;
●you understand you may take up to twenty-one (21) days after receiving this Agreement to consider it before signing; and
●you are not otherwise entitled to the separation pay and other benefits described in Paragraph 5 of this Agreement.
18.Revocation/Payment. After you sign this Agreement, you will have seven (7) days to revoke it if you change your mind. If you want to revoke the Agreement, you should deliver or email a written revocation to Nicole McMillan at nmcmillan@owletcare.com within seven (7) days after you sign it. If you timely revoke this Agreement, it will be null and void in its entirety, and you will not receive the separation benefits described in Paragraph 5 above.
19.Entire Agreement. You acknowledge that this Agreement, together with the Confidentiality Agreement, constitutes and reflects the entire agreement regarding the subject matter hereof and that it supersedes any prior agreement or understanding, written or unwritten, regarding the same, including, without limitation, your amended and restated employment offer letter with Owlet dated March 29, 2021 and any compensation change letter between you and Owlet, except if you are subject to any other separate obligation to Owlet that restricts your post-separation employment activities, such obligation shall remain effective.
20.Choice of Law/Severability. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state where you reported to work while employed with Owlet. If any part of this Agreement is found to be invalid, the rest of the Agreement will remain in full force and effect.
21.Section 409A. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Code and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. Your right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date. Notwithstanding any provision of this Agreement to the contrary, in the event that Owlet determines that any amounts payable hereunder may be subject to Section 409A, Owlet may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that Owlet determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of Owlet to adopt any such amendment, policy or procedure or take any such other action, nor shall Owlet have any liability for failing to do so.
22.Effective Date. You agree that this Agreement and your entitlement to any benefits under this Agreement do not become effective until signed by both parties and the revocation period in Paragraph 18 has expired.
[Signature page follows]

Michael Abbott	Owlet, Inc. /s/ Kurt Workman Signature BY: Kurt Workman TITLE: Chief Executive Officer DATE: August 11, 2022
/s/ Michael Abbott Signature DATE: August 11, 2022
Owlet Baby Care, Inc. /s/ Kurt Workman Signature BY: Kurt Workman TITLE: Chief Executive Officer DATE: August 11, 2022